CN-173

Certificate of Change of Name of a Limited Liability Company

*I, **Melanie E. Rivers**, Assistant Registrar of Limited Liability Companies in and for the Cayman Islands DO HEREBY CERTIFY, that the name of the Limited Liability Company duly registered as*

Helicopter Company II LLC

having by certificate of amendment dated 8th day of February Two Thousand Seventeen has changed its name and is now registered under the name of

CHC Intermediate Holding LLC

Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of February Two Thousand Seventeen

Assistant Registrar of Limited Liability Companies
Cayman Islands

Authorisation Code : 201760672687
www.verify.gov.ky
08 February 2017